EXHIBIT 99.1

4Front Ventures Announces Non-Binding Term Sheet for Extension of Senior Secured Debt

Extends Maturity Date with Existing Lending Partner, Reduces Interest Payable and Expands Potential Financing Opportunities

PHOENIX, Ariz., May 6, 2023 /CNW/ - 4Front Ventures Corp. (CSE: FFNT) (OTCQX: FFNTF) ("4Front" or the "Company") announced today that it has entered into a non-binding term sheet ("Term Sheet") with its senior secured lender, LI Lending, LLC ("Lender") to extend the maturity date, reduce the interest payable, and expand the third-party financings available under the December 17, 2020 Amended and Restated Loan and Security Agreement ("Loan") between 4Front and Lender on the terms and conditions set out therein (collectively, the "Extension").

Under the Term Sheet, the Lender would extend the maturity date of the Loan to May 1, 2026 and reduce the interest payable to 12.0% per year, payable monthly.  Previously, the Lender advanced US$42,500,000 accruing interest at 16.5% per year, of which 12.5% is payable monthly, and 4% accrues monthly, with all accrued interest and principal payable on May 1, 2024.

Currently, Lender holds a senior secured position on all assets of 4Front and certain of its subsidiaries and the right of consent over any additional financings secured by those assets. The Term Sheet contemplates that Lender will consent to equipment financing collateralized by 4Front equipment of up to US$5 million; secured convertible debt senior to the Loan collateralized by all assets of 4Front of up to US$10 million; and secured debt senior to the Loan collateralized by the assets of new Illinois retail locations of up to US$20 million, with Lender taking a junior secured position on those assets.

Pursuant to the proposed terms of the Extension, Lender would receive a number of warrants equal to 33% of the Loan balance as of the current maturity date (US$17,061,000) each exercisable into one subordinate voting share of the Company for a term equal to the term of the loan and with an exercise price not less than CAD$0.255 (each a "Warrant"). If 4Front obtains a bona fide offer from a third party to refinance the Loan within six months of the effective date of the definitive documents effectuating the proposed Extension, Lender will have the option to match the proposed terms or keep the Loan in force; upon exercise of either option, Lender's Warrant coverage will be reduced to 30% of the Loan balance as of the current maturity date. If 4Front obtains permitted secured debt senior to the Loan up to US$8 million, 75% of the Warrants will become exercisable by cashless exercise. If 4Front obtains permitted secured debt senior to the Loan in excess of US$8 million (up to the US$10 million maximum), 100% of the Warrants will become exercisable by cashless exercise. The Term Sheet also contemplates that Lender will receive an origination fee equal to 1.00% of the Loan balance at the current maturity date (US$517,000), payable in cash on May 1, 2024.

Under the proposed terms of the Extension, while the Loan is outstanding, if 4Front unilaterally removes its CEO or consulting President from  their current positions without either cause or Lender consent the maturity date of the Loan will be accelerated to the date that is 30 days after the first unilateral removal.

Leo Gontmakher, the CEO and a director of the Company, and Roman Tkachenko, a director of the Company, each own 14.28% of Lender.

The terms and conditions of the Extension are set out in a non-binding term sheet and are subject to the negotiation and entering into by the Company and Lender of definitive documentation and the approval of the Canadian Securities Exchange. There can be no assurance that the Company will enter into these arrangements on the proposed terms and conditions or at all.

About 4Front Ventures Corp.

4Front Ventures Corp. ("4Front" or the "Company") (CSE: FFNT) (OTCQX: FFNTF) is a national, vertically integrated multi-state cannabis operator who owns or manages operations and facilities in strategic medical and adult-use cannabis markets, including California, Illinois, Massachusetts, Michigan, and Washington. Since its founding in 2011, 4Front has built a strong reputation for its high standards and low-cost cultivation and production methodologies earned through a track record of success in facility design, cultivation, genetics, growing processes, manufacturing, purchasing, distribution, and retail. To date, 4Front has successfully brought to market more than 20 different cannabis brands and over 1800 products, which are strategically distributed through its fully owned and operated Mission dispensaries and retail outlets in its core markets. As the Company continues to drive value for its shareholders, its team is applying its decade of expertise in the sector across the cannabis industry value chain and ecosystem. For more information, visit https://4frontventures.com/.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may be considered forward-looking, such as statements containing the terms and conditions of the proposed Extension, the entering into of definitive documentation and regulatory approval and other forward-looking information. Forward-looking statements are typically identified by words and phrases such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "seek," "should," "will," "would," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" or the negative of such words and other comparable terminology. However, the absence of these words does not mean that a statement is not forward-looking. Any forward-looking statements expressing an expectation or belief as to future events is expressed in good faith and believed to be reasonable at the time such forward-looking statement is made. However, these statements are not guarantees of future events and involve risks, uncertainties and other factors beyond 4Front's control. Therefore, you are cautioned against relying on any of these forward-looking statements. Actual outcomes and results may differ materially from what is expressed in any forward-looking statement. Except as required by applicable law, including Canadian and U.S. federal securities laws, 4Front does not intend to update any of the forward-looking statements to conform them to actual results or revised expectations.

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SOURCE 4Front Ventures Corp.

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%CIK: 0001627883

For further information: 4Front Investor Contacts: Andrew Thut, Chief Investment Officer, IR@4frontventures.com, 602 633 3067; Courtney Van Alstyne, MATTIO Communications, courtney@mattio.com, 647 548 9032; 4Front Media Contacts: Ellen Mellody, MATTIO Communications, ellen@mattio.com, 570 209 2947

CO: 4Front Ventures Corp.

CNW 14:34e 06-MAY-23